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                                                                     Exhibit 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

    (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                               (Stock code: 670)


                  PURCHASE OF TWENTY AIRBUS A330-300 AIRCRAFT
                             RESUMPTION OF TRADING

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The Directors announce that on 9th October, 2004, the Company entered into the
Aircraft Purchase Agreement with Airbus SAS, pursuant to which the Company has agreed to purchase from Airbus SAS twenty Airbus A330-300 aircraft.

The H shares of the Company were suspended from trading on the Stock Exchange from 9:30 a.m. on 11th October, 2004 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 14th October, 2004.
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AIRCRAFT PURCHASE AGREEMENT

Further to the announcements issued by the Company dated 2nd June, 2004 and 14th June, 2004, the board of the Directors hereby announces that on 9th October, 2004, the Company entered into the Aircraft Purchase Agreement with Airbus SAS, pursuant to which the Company has agreed to purchase from Airbus SAS twenty Airbus A330-300 aircraft in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Airbus SAS and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired : Twenty Airbus A330-300 aircraft (with engines).

                          The total asset value of such twenty Airbus A330-300 aircraft, as determined by reference to the market price (as quoted, and based on the 2004 price catalog provided, by Airbus SAS) of each Airbus A330-300 aircraft, amounts in

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                          aggregate to approximately US$3,258 million to
                          US$3,402 million (equivalent to approximately HK$25,440 million to HK$26,565 million). The Company has not conducted any independent valuation on such aircraft.

Consideration and       : Based on the information provided by Airbus SAS, the
  payment terms           market price of each Airbus A330-300 aircraft as
                          contained in the 2004 price catalog of Airbus SAS was in the range of US$162.9 million to US$170.1 million.
                          The aggregate consideration for the twenty Airbus
                          A330-300 aircraft to be purchased by the Company under the Aircraft Purchase Agreement, which was determined as a matter of commercial decision by the parties after arm's length negotiations, is lower than the aggregate market price for such twenty Airbus A330-300 aircraft as set out in the Airbus SAS' 2004 price catalog. Such consideration which is payable by cash, in United States dollars, in instalment upon delivery of each aircraft, will be funded by way of financing arrangements to be entered into with financial institutions.

Delivery                : The twenty Airbus A330-300 aircraft are expected to be
                          delivered in stages to the Company through the years from 2006 to 2008.


GENERAL

The Company and         : The Company is principally engaged in the business of
  Airbus SAS              civil aviation. Airbus SAS, to the Directors'
                          knowledge, is principally engaged in the business of manufacturing and selling commercial aircraft.

Reasons for entering    : The twenty Airbus A330-300 aircraft that the Company
  into the transaction    intends to purchase from Airbus SAS are currently
  and benefits            expected to be introduced to the Company's fleet to
  expected to accrue      cater for the increasing market demand, to continually
  to the Company          replace the Company's existing A300 aircraft, and in
                          turn to satisfy the future development and expansion of the Company's fleet, thereby enhancing its operating capability in the aviation industry, both domestic and international alike.

                          The Directors believe that the terms of the Aircraft Purchase Agreement and all transactions contemplated thereunder are fair and reasonable and in the interests of the Company's shareholders as a whole.

The Company will perform the Aircraft Purchase Agreement in accordance with its terms

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and provisions. Based on the information currently available and provided to the
Stock Exchange, the Aircraft Purchase Agreement constitutes a "very substantial acquisition" of the Company under the normal "size tests" prescribed in the Listing Rules as applied by the Stock Exchange, and a shareholders' meeting is required to be convened to adopt the agreement. The Company will continue to discuss with the Stock Exchange and will provide further submission(s) regarding the applicability of certain of such "size tests". Also, the Company will provide further submission(s) to seek a waiver from strict compliance with the shareholders' meeting requirement if required. The Company will make further announcement as and when appropriate.

The H shares of the Company were suspended from trading on the Stock Exchange from 9:30 a.m. on 11th October, 2004 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 14th October, 2004.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AIRBUS SAS"            means Airbus SAS, created and existing under the laws of
                        France;

"AIRCRAFT PURCHASE      means an agreement dated 9th October, 2004 between the
   AGREEMENT"           Company and Airbus SAS in respect of the purchase by the
                        Company of twenty Airbus A330-300 aircraft from Airbus
                        SAS;

"COMPANY"               means (CHINESE CHARACTERS) (China Eastern Airlines
                        Corporation Limited), a joint stock limited company incorporated in the People's Republic of China with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock Exchange and the New York Stock Exchange,
                        Inc., respectively;

"DIRECTORS"             means the directors of the Company;

"HK$"                   means Hong Kong dollar, the lawful currency of Hong
                        Kong;

"HONG KONG"             means the Hong Kong Special Administrative Region of the
                        People's Republic of China;

"LISTING RULES"         means the Rules Governing the Listing of Securities on
                        The Stock Exchange of Hong Kong Limited;

"STOCK EXCHANGE"        means The Stock Exchange of Hong Kong Limited; and

"US$" means United States dollar, the lawful currency of the United

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                        States of America.

In this announcement, unless otherwise stated, certain amounts denominated in US$ have been translated into HK$ at an exchange rate of US$1 = HK$7.8085 for illustration purpose only. Such conversion shall not be construed as representations that amounts in US$ were or may have been converted into HK$ at such rates or any other exchange rates.



                                          By order of the board of the Directors
                                                  CHINA EASTERN AIRLINES
                                                    CORPORATION LIMITED
                                                        LUO ZHUPING
                                               Director and Company Secretary


The board of the Directors as at the date of this announcement comprises of:


Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent Non-executive Director)
Peter Lok (Independent Non-executive Director)
Wu Baiwang (Independent Non-executive Director)
Zhou Ruijin (Independent Non-executive Director)
Xie Rong (Independent Non-executive Director)


Shanghai, the People's Republic of China
13th October, 2004

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